EXHIBIT 99.2

To Form 8-K dated April 23, 2009

Fourth Quarter and Year-End 2008 Earnings Release

Seacoast Banking Corporation

April 24, 2009

9:30 a.m. Eastern Time

Operator:

Good morning, ladies and gentlemen, and welcome to the Seacoast’s First Quarter Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session.  Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson III:

Thank you very much and, again, welcome to our First Quarter Earnings Conference Call. Before we begin, we direct your attention to the statement at the end of our press release concerning forward statements.  During the call, we will discuss certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and our comments are therefore intended to be covered within the meaning of Section 27A of the Act.

With me today is Bill Hahl, our Chief Financial Officer; as well as Jean Strickland, our President and Chief Credit Officer; and Russ Holland, our Chief Banking Officer.  Today, we are going to start with Bill, who is going to update us on some fairly significant improvements in our core earnings performance this quarter, and then I’ll jump in with an update regarding credit challenges in the current environment.

Before I turn the call over to Bill, I thought I’d make a few general comments.  While our earnings this quarter clearly remained under pressure with continued high levels of credit costs, we were pleased to report some fairly significant, very real, improvements in our core earnings; that is in our pre-credit core earnings.  Earnings for the quarter were overall improved over the fourth quarter of 2008 due to both these improvements in core earnings and reduced credit costs for the quarter.  Regulatory capital ratios were unchanged over the prior quarter as risk-based assets continue to decline; and these ratios remain strong with a risk-based capital ratio at an estimated 14% at quarter-end.  This is well in excess of the 10% target for banks judged to be well capitalized and 8% for banks that are classified as adequately capitalized.  In the near-term, we expect risk-based assets to continue to decline, which will be helpful to maintaining superior levels of capital during this difficult economic period.

Perhaps our most significant strength today is our unique and deep deposit penetration in our markets, something that has taken us more than 80 years to develop.  Our deep local roots in our local communities remains a steadying force that has served us very well in the current period.  This has allowed us to strengthen our liquidity position on a growing base of core deposits, and we have recently noticed an acceleration of deposit growth as a result of our retail initiative announced last year.

Now I’d like to turn the call over to Bill for a few more comments.  Bill.

William R. Hahl:

Thanks, Denny.  We posted some slides for the presentation, and my comments will cover those particular slides that we posted.  I’ll begin my comments on slide 1 of the earnings presentation, which summarizes the highlights of the first quarter’s results.  The first item listed is regarding the improvement in pre-provision earnings per share.  On this basis, earnings per share improved by $0.08 per share over the fourth quarter’s results; this indicates that growth in the core deposit franchise is gaining momentum and that will likely result in improved margin and net interest income growth over the remainder of 2009.  I’ll have more to say about the margin in a later slide.

Next I want to discuss our funding profile and our liquidity position on Slide 2.  Our funding strategy remains primarily centered on stable retail and commercial relationship deposits, which fund more than 100% of loans.  As a result of our anticipated increase in FDIC insurance premiums, in November 2008 we contacted our largest public fund customers that maintained deposit accounts and switched them into sweep repo accounts, thereby eliminating future FDIC insurance costs. This moved approximately $100 million of deposits in the fourth quarter to sweep repos. The bank’s loans have always been funded primarily by retail and commercial deposits.  Wholesale funding has been mostly used for seasonal fluctuation in deposits or to pre-fund known deposit increases and for ALCO strategies.  At quarter-end, deposits and sweep repos from consumer and commercial clients comprised 92% of total funding, while only 2% were brokered.  For regulatory purposes, deposits from existing customers that are placed in CDARS program are required to be categorized as brokered.  We treat these deposits as non-brokered in the slides.  The average daily overnight borrowing position was at zero at quarter-end, and the bank can issue up to $40 million of FDIC-guaranteed notes should the need arise.  Our combined available contingent liquidity from all funding sources – pledge-free securities, cash on hand at year-end exceeded $800 million. During the quarter, we have maintained approximately $110 million of additional liquidity in the form of cash as insurance should economic conditions become further stressed.

Moving to slide 3, I want to talk about the prior quarter and the estimated quarter’s capital ratios for a minute.  Like many, we applied for the Treasury’s CPP Program and closed on $50 million in December 2008.  All regulatory and other capital ratios were positively impacted by this capital.  Both the company and the bank have strong ratios and are classified by their respective regulators as well capitalized.  Tangible common equity declined from 5.18% at year-end to 5.09% at quarter-end.  Tangible common equity to risk-weighted assets was unchanged in the first quarter compared to year-end and is likely to increase as the risk-weighted assets are adjusted lower.  Likewise, risk-based capital was unchanged at 14% at quarter-end, exceeding the ratio as of June 30, 2007 of 12.5% when the real estate market bubble began to deflate.  We’ve made good progress in adjusting our balance sheet through reducing loan balances and adding lower risk investments and therefore reducing risk.  Now more capital is being produced by improvement in earnings through building out our core deposit relationships through our retail deposit growth strategy.

Evidence is clear this quarter that this is a winning strategy, confirmed by the strong improvement in retail core deposit growth and a decline in deposit costs as a result of improved deposit mix and lower cost paid for these deposits.  Growing the balance sheet and leveraging tangible capital is appropriate when one does it while maintaining or reducing risk and keeping liquidity strong and stable.  We believe our risks are quantified and declining, our overhead is well managed, and our prospects for better earnings are good.

Now I’ll move on to slide 4 and the summary of our noninterest expense results and items occurring in the quarter presented that were nonrecurring or credit-related costs that will be lower as we move out of this extraordinary period.  This slide shows that overhead has been reduced more than is visible from the normal income statement perspective.  As we have indicated in prior calls, we have made good progress in reducing overhead. Core underlying operating earnings have been improved, but are being offset by one-time charges and much higher credit and collection costs than will be ongoing; and with a lower risk profile in the future.  Adjusting for these items, the first quarter overhead has declined by 2.8% compared to the fourth quarter 2008.  Increased credit-related costs and FDIC insurance compared to the prior year’s first quarter has been offset by the comprehensive reductions in operating expenses implemented late last year and during the first quarter 2009.  We expect additional expense saving measures will improve earnings over the remainder of the year and will range in the area of $1.3 to 1.5 million.

Now I’ll take a moment to cover the margin on slide 5.  The margin increased this quarter and has remained fairly stable the last three quarters given the pressure from factors such as competition for CDs, increased NPAs, slower loan growth over the last 12 months—all of these negative impacts.  Clearly, the margin opportunities I discussed in last quarter’s call became realities during the quarter: such as, better deposit mix as a result of our successful growth in retail deposit relationships over the past year, where smaller balance lower cost deposit account relationships were acquired and replaced the higher cost commercial money market deposits.  Also this quarter, we allowed brokered CDs to run off.  Deposit cost competition has been more rational, which has allowed us to be more aggressive in lowering deposit rates.  We believe that as the impacts of negative loan growth on the competition grabs hold and their liquidity grows, deposit costs will creep even lower.  While overall loan growth was negative, targeted areas such as plain vanilla residential mortgages performed well above expectations. Residential mortgage pipelines grew, as well as mortgage rates fell to their lowest level. This added growth was positive to both the net interest income and the margin.

To summarize, we believe the margin will be stable and may increase due to lower deposit and repo costs as a result of improved mix and our lowering rates on these products.  I also list the risks to the margin for 2009.  Many of the same issues that have impacted the margin during the prior 12 months may again be concerns that will need to be considered.

Denny?

Dennis S. Hudson III:

Thank you very much, Bill.  Nonperforming assets continued to increase this quarter as the economy remained weak and we pulled back on our loan sales activity. Nonaccrual loans totaled 6.7% at quarter-end; and during the quarter, we entered into loan modifications with several larger commercial borrowers designed around specific liquidation plans.  We believe these modifications will result in better liquidation value over time than we would achieve through other more traditional collection activities.

During the quarter, we also rolled out our consumer mortgage modification program to provide assistance to individuals in danger of foreclosure. These modifications resulted in an increase in troubled debt restructures which were classified as nonaccrual at quarter-end.  As we stated in our earnings release, 30% of our nonaccruals are troubled debt restructures and 73% of them are fully current at year-end.

So all of this—a continued tough environment, together with our greater internal focus on loss mitigation activities which are designed to produce partial borrower performance, and in the case of our commercial borrowers, faster loan liquidation—contributed to the growth in nonaccruals this quarter.

We also saw an increase in OREO (other real estate owned) this quarter as certain other loans begin to move closer to final liquidation.  As you know, most of our losses to date have come from our residential acquisition and development (A&D) book.  As detailed out in the last few tables in our press release, where we list a very extensive breakdown of loan balances, we have been working very diligently over the past two years to bring this exposure down; and today, it stands at around 3% of total loans.  That is our construction A&D book stands at about 3% of total loans, compared with a little over 20% at the height.  The significant and rapid liquidation of this portfolio, while very painful, has substantially reduced our most volatile asset category; and in doing so, we have substantially reduced our forward risk should conditions continue to deteriorate. In fact since this down-cycle began, our aggregate loss rate totals now a little over 6% of total loans.  The point is:  We have taken action early in the cycle to achieve real reductions in our risk profile.  While we are beginning to see some early signs that the cycle may be bottoming, we are planning for continued difficulty through 2009.

I’d now like to focus on the charts that are on pages 8 through 10 posted on our website.  We have seen some evidence that home prices in the harder hit markets in Florida are really beginning to stabilize.  In fact, in the Treasure Coast and Palm Beach County, we have seen improvements in median home prices along with continued strong year-over-year growth in sales activities.  Foreclosures still represent a large portion of sales and they have helped drive prices down, but they are selling and overall inventory is declining.  Most importantly, affordability has returned to the market.  Today here in Florida, you can buy a home at pre-boom value and finance it with mortgage rates last seen in the 1940s.  If you’re a first-time homebuyer, you get a $15,000 tax credit to boot.  The combination yields an improvement in affordability levels that are down to those levels that were last seen prior to the year 2000, prior to the bubble.  So it’s clear to me that residential assets are beginning to achieve stability, which is good.  We still, however, face the broader effects of this very severe recession, including unemployment; and this will pose a challenge for us and everyone as we push deeper into 2009.

We said in our last call that our focus for the year would be growing our core deposit franchise and growing our residential mortgage lending production in response to what has become a very favorable rate environment.  We have seen tremendous progress this quarter in both of these areas.  This, combined with expense reductions, should continue to help us build our core earnings, which will be important as we continue to work through our remaining credit issues in 2009.

Seacoast remains a remarkable value today. Our risks are well understood and communicated, and we have made significant progress in reducing our risks over the past year or more.  We continue to trade at a negative premium to our growing deposit franchise—something remarkable to consider given our 80-year history and our strong market penetration in what is likely to be viewed as increasingly attractive markets as the housing market begins to stabilize.

Now we’ll pause and we’d be happy to take a few questions.

Operator:

Thank you.  We will now begin the question-and-answer session.  If you have a question, please press star then one on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers.  Once again, if there are any questions, please press star then one on your touchtone phone.

Our first question comes from Jefferson Harralson from KBW.  Please go ahead.

Jefferson Harralson:

Thanks.  Denny, I'd like to ask you about the income producing commercial real estate book.

Dennis S. Hudson III:

Okay.

Jefferson Harralson:

Can you talk about the trends in nonaccruals or losses in that book and do you… I think a big fear out there is that CRE might be the next shoe to drop.  Can you comment on the health of the markets for CRE in your marketplace?

Dennis S. Hudson III:

Yeah.  Well, it probably is the next shoe to drop. The question is:  How big is the shoe going to be?  And it’s not going to be as big as the land acquisition and development shoe.  These are very different assets; and in our portfolio, there’s a much broader diversity of exposure, but it’s something we’re concerned about.  I would say, as of right now, we have seen some weakening and some deterioration, but very little actual dramatic movement to nonaccrual as of yet; but it’s something that we think we will likely see out over the next year, and we are preparing for it.  The real question to be answered is:  How effective will we liquidate other parts of the nonperforming portfolio, and in what timeframe will that occur; and how will that fit into the potential for deterioration in the CRE amortizing portfolio? I would say…  Well, I guess that’s all I’ll say about that.

Jean, any comments?

O. Jean Strickland:

Just to piggyback and emphasize more of what you said:  there’s a lot more to work with when you have cash flow.  The residential land and development for sale type real estate was a lot more problematic to work with; so while we expect that there will be some more stress in the income producing to come, there’s a lot more that we can do with those kinds of assets.

Dennis S. Hudson III:

Right. We intend to work with our borrowers and work around diminished cash flows, if necessary and where appropriate.  Where we get something in return from the borrower, we’ll work with them to work through this period if it comes to that.  I think that’s why I think it’s going to be a much smaller shoe in this downturn.  The other thing I’d point out is the debacle that the industry went through in the early '90s was largely a result of overdevelopment and tremendously high levels of new product entering the market. I’ve got to tell you: down here it was nothing like what we saw in the early '90s.  Again, I've said it before, I think maybe beginning a year ago:  we were all too busy building houses in Florida and we didn't have time to get around to an oversupply in these other areas.  So we will have problems, and it's a concern—I'm not trying to sugarcoat it at all—but I don't think it's going to be 1991 all over again.

Jefferson Harralson:

All right, and just to follow-up on, can you put any numbers around the average loss of value for a typical commercial real estate piece of property and loan to values or loss rates or NPAs; or can you throw numbers around what you are saying?

Dennis S. Hudson III:

Not really. There's no question though that cap rates are increasing and…

O. Jean Strickland:

Rental rates are on the decline.

Dennis S. Hudson III:

Rental rates are on the decline in response to higher vacancies.  That's something we've looked at very carefully and we have our own thoughts and projections on that, as we've tried to stress the portfolio and try to identify assets that we want to be concerned about over the next year, but it's all over the board.

O. Jean Strickland:

Yeah, and we don't see the same types of drops in the CRE that we saw in the residential land and development book…

Dennis S. Hudson III:

No.

O. Jean Strickland:

…and we also have conservatively underwritten the CRE portfolio—just like we did with the land and development; but the drop was so significant in that portfolio.  We just don't think we'll see the same level of drop in the CRE.  We think there'll be less pain there.

H. Russell Holland III:

Right.  Jeff, a large portion of CRE portfolio are seasoned owner-occupied smaller balanced loans that we had on the books for many years; so we have a fairly stable portfolio there.

Jefferson Harralson:

Thanks a lot, guys.

Dennis S. Hudson III:

Thank you.

Operator:

Our next question comes from Mac Hodgson from SunTrust Robinson Humphrey. Please go ahead.

Mac Hodgson:

Hey, good morning.

Dennis S. Hudson III:

Good morning.

William R. Hahl:

Good morning.

Mac Hodgson:

I had a question on the troubled debt restructuring.  Was it a decision to do more of those based on the characteristics of the loan, in particular, or the loan sale market becoming more challenging?  Any more color you can give on the decision to do more TDRs going forward.

Dennis S. Hudson III:

Yeah, that and more.

And I'll turn it over to Jean.

O. Jean Strickland:

There were a couple of reasons. One, certainly the loan sale market has gotten more difficult, and the difference between the bid and the ask larger of late.  But also where we have people who can't pay, it makes more sense to keep them in their homes to get some payback around the principal, versus discounting it to the southside marketplace and taking a huge loss at that point to move it off.  So where we can get things performing, even on a less than normal basis, it just made more sense to preserve the capital and preserve the payback.

Dennis S. Hudson III:

As an example, we have a couple of residential borrowers who are actively working to liquidate their land, improved lots and that sort of thing.  In certain cases—not many of them, but in some cases—we feel we've come to an agreement with the borrower such that he has some incentive to work with us to achieve faster liquidation than we think we could without his help.  So that's where we've moved with some of that stuff.  We think the yield we're going to get in terms of return is going to be incrementally better than we could get through other means.  I will tell you, we've had some success over the last 90 days with faster liquidation actually occurring, so…

O. Jean Strickland:

Yes.  They're in a better position to help liquidate assets than we are, and also we reduce our legal costs.

Dennis S. Hudson III:

Right, so we're looking at that and I think it's just a reality that everybody faces today.

Mac Hodgson:

Given that the market seems to be improving somewhat, why do you think the loan sale market has gotten a bit worse?  Is it because maybe the stuff you sold last year was of higher quality relative to what's left?

O. Jean Strickland:

No.

Dennis S. Hudson III:

No, not at all.  Matter of fact, it's a better quality and I think a better value for those buyers today.  I think–I'll make a comment and then Russ can jump in—I think one thing that happened this quarter was the political risk continues to wreck havoc in markets.  One of those was the announcement of the PPIP, which caused buyers to wonder how that was going to work out and had a dramatic impact on their willingness to move forward.  Having said that, I just want to be clear, we took a break from loan sales this quarter because we saw things deteriorating in that market, and I'm glad we did, because it turned out to be a pretty poor quarter for that, given the political risk of that announcement for PPIP.

Any other comments?

H. Russell Holland III:

The only other comment is, as Denny points out, there are fewer buyers actively engaged in the market, which is driving prices down; and then the sellers that are in the market appear to be willing to take prices that are just unrealistic.

Dennis S. Hudson III:

Meaning low.

H. Russell Holland III:

Yes, very distressed.

Dennis S. Hudson III:

…very, very distressed pricing. We were worried about that.  That's why we got on this last year. We worried that by the time the FDIC caught up with—began to dominate this marketplace—that it was not going to be good for sellers.  That's proving to be true, and I think will only get worse. The good news is:  we might be seeing some stabilization occurring here generally, and can see that possibly affecting that market at some point.  The final comment is that the stuff that we sold—as we detailed out in the press release, to date the work we've done in terms of loan sales, and as we continue to say, the focus of those loan sales—was on some of the nastiest stuff that we had.  The stuff going forward is stuff that has greater potential for us, working in some cases with borrowers and in other cases just liquidating.

Mac Hodgson:

Great.  And maybe just one last question on the mortgage business, you gave some statistics in your press release about the dollar amount of total applications you took in the quarter versus closed mortgages:  it looks like 38 million closed versus 92 million in applications.

Dennis S. Hudson III:

Right.

Mac Hodgson:

Is there anything to read into that? Is it a timing issue or are there fewer approvals or…

Dennis S. Hudson III:

No, just timing.  We've had a growing application pipeline.  We think it's probably almost at a record level right now. There are no particular issues.  We've really tried, with respect to refis, to work upfront with the borrower and get right at the loan-to-value issues, if they are there, and help them determine whether they want to apply.  So we think it's a pretty clean application pipeline.

William R. Hahl:

Things take longer now. It's not a week's worth of time before you can get an application processed and get a closing.  It's a much longer process going through the appraisal, that type of thing, than it has been in the past.

Mac Hodgson:

Okay, thanks. That's it for me.  Appreciate it.

Operator:

Our next question comes from Ben Harvey from Stephens Incorporated.  Please go ahead.

Ben Harvey:

Good morning.

Dennis S. Hudson III:

Good morning.

Ben Harvey:

My question goes back to the restructured loans and specifically the ones you guys list as restructured and accruing. I’m assuming that those are the ones that have demonstrated performance for six months so you've moved them out of the nonaccrual. Is that correct?

Dennis S. Hudson III:

No.

O. Jean Strickland:

No.

Ben Harvey:

Okay.

Dennis S. Hudson III:

Explain.

Ben Harvey:

It says in your press release that the debt restructures classified as nonaccrual until they can be verified for performance, so what are the restructured loans that are accruing then?

William R. Hahl:

It's about… I think we listed it; it was about $3.3 million.

H. Russell Holland III:

Right, 3.3 [million].

William R. Hahl:

Yeah, 3.3 [million].  The other part of it is those that have been restructured.  They are, as Denny mentioned, performing but they haven't reached the six months yet.

O. Jean Strickland:

Just to add more color, I think there's one commercial loan in the accruing that is a troubled debt restructure that has an operating company behind it that's cash flowing.  We’ve reduced the rate temporarily; so we'll see if we can get that back into a normal performing status at some point. On the residential side, as Denny mentioned, we just started really our loss mitigation program; and as those borrowers perform, we will actually be able to upgrade those to a normal performing status.  They are in their six-month performance period.

William R. Hahl:

Right.

Ben Harvey:

That was my question. I appreciate it.

Dennis S. Hudson III:

Thank you.

Operator:

Our next question comes from David Bishop from Stifel Nicolaus. Please go ahead.

David Bishop:

Hey, good morning, guys.

William R. Hahl:

Morning.

Dennis S. Hudson III:

Morning.

David Bishop:

In the preamble, you alluded to the increase in troubled debt restructuring, and it sounded like it was related to larger commercial credits there.  I’m just curious in terms of—I don't know if you can segment that in terms of maybe some color—where those issues were realizing from.  Was it office?  Was it retail?  Then was it more of a function of these loans coming to maturity and no permanent financing available, or what led you down the road to the TDR path?

Dennis S. Hudson III:

The TDRs, the larger commercial TDRs, are frankly still in the residential construction book.  It's land loans, lots, models, things like that.  What we've done in a couple of cases—and this is unusual, most of these guys we cannot work with, I’ve got to tell you—but in some cases, we just sit down and say, "What are you going… What can we do to move this stuff off the books in the next six months?"  Then we put together a plan with the borrower to do that; and they go out and begin executing that plan.  Perhaps we'll burn off some of their personal guarantee if they hit their target, that sort of thing.  So it was not CRE or anything like that. We're still struggling with the construction book. The good news is:  what's left is largely on nonaccrual, so there isn't a whole lot further to go in the construction book. The other really good news is:  it's come down very dramatically from two years ago.  We've worked through a lot of that, and that's driven our losses up dramatically, but it better positions us for '09 and beyond.

The other part of the TDRs, frankly, this quarter, was plain vanilla well underwritten fully documented prime mortgage loans to consumers experiencing stress.  With the government programs that were announced in December, we saw a significant amount of activity in our borrower base coming in and beginning to question what sort of help we could give.  In many cases, there was a definite benefit to us working with them and giving them some relief—so some of that growth in TDRs was actually growth in residential mortgage TDRs.  In those cases, we are following our own program. We are not participating in the federal program, but our program looks 70% similar to the federal program.  We are looking to have them fully disclose what their current financial situation is.  In many instances, after that disclosure, we all conclude, including the customer, that there really isn't anything that can be done.  But in some cases, we are able to reduce the interest rate temporarily to help them stay on their feet, in hopes that a couple years down the line, they'll be in a better position to re-step up and restart looking at it.  We are also looking at refis for people where we can qualify them into current low rates and that sort of thing.  Hope that helps.

David Bishop:

Yeah, so it sounds like thus far in the commercial real estate side that has not been a path you guys have had or been forced to take.

Dennis S. Hudson III:

We've had some of it, and I think we talked six months ago that most of what we had in the commercial real estate area that was in default had some sort of a relationship to a residential exposure that brought a commercial developer down.  We've seen, again, some weakness in that portfolio, but we will just have to see for the rest of this year how it performs.

David Bishop:

I don't know if you can quantify, but in terms of a margin impact, in terms of the TDRs this quarter…is it possible to put that into a margin or per-share perspective?

William R. Hahl:

Not really. I mean I could go back and you could make some calculations on that basis.

Dennis S. Hudson III:

Well, you could. I mean, was it $30 million of our nonperformers are TDRs?  So that's… Then we had $3 million that are TDR/TDRs that have some partial performance… but 5% of $30 million is a million and a half bucks…

David Bishop:

Great. Thank you.

Operator:

Our next question comes from Michael Rose from Raymond James. Please go ahead.

Michael Rose:

Hi.  Good morning, guys.

Several:

Good morning.

Michael Rose:

Sorry, I jumped on the call a little bit late.  Just a theoretical question in terms of Florida, and how you see the next two years playing out:  Do you imagine a lot of consolidation?  Do you think there's going to be a significant amount of bank failures within your markets?  How do you see the end game, if you will?

Dennis S. Hudson III:

Yes and yes.  I mean I think that you have a whole group of smaller banks that were dominated by two or three commercial lenders that never really built the other side of the balance sheet up; and those are really going to be a problem.  We frankly think the opportunities for us for organic growth are starting to accelerate.  It's a big area that we talk about continuously here with our management team.  We believe that it's even better than you described in as much as there are many larger banks, particularly in our markets, that have gone through two or three rounds of sale already.  For example, WaMu, National City, Wachovia are all huge players in our market, particularly Wachovia and National City.  That is just beginning to play out in our markets.  Then you add to that the stress that we're seeing everywhere for the smaller community banks, and the lack of options that they have to get through this; and it all comes back to us.  As we get through this period and come out the other side, we think—at least for a period of years, ten years or more—we are going to have far less competition, far more rational competition.  Most importantly, who we are as a good size large community bank in Florida—with some capacity and some branch infrastructure that competes against PNC, competes against Wells Fargo, and competes against Bank of America—it positions us as the only alternative going forward.  You are either going to be with these large monolithic solid banks that ultimately survive this, or you can be with the sole remaining good sized community bank out there; and that's what we are really focused on.  That's why we've been so focused the last two years on retooling our retail deposit attractiveness, our retail branch infrastructure and the like. That's why we continued to focus on residential mortgage growth in the last quarter in response to very low interest rates.  We have that structure in place.  We have the customer base in place; and that's critical to growing revenues inside the balance sheet that are going to help us offset the final resolution of these very significant credit issues that we are dealing with.

Michael Rose:

I guess a follow-up to that is:  What's your nearer-term appetite to acquire the deposits from some of these banks that could possibly fail in your markets?

Dennis S. Hudson III:

Well, it's something we look at and we will continue to see when the FDIC puts that information out.  Thus far in the state of Florida, as you well know, the banks that have failed have really not been worth anything.  I mean there's just nothing there.  It would be a challenge for us, for example, to go into a de nova market at this point in time given our weak earnings, even though it could be done in a safe way with respect to a deposit-only transaction, as an example.  The challenge is:  it would, in essence, be a de novo entry; and most of them that we've seen are just not worth anything.  As you know, Bank Atlantic announced recently that they have been put on a short leash and that…

Male Speaker:

Bank United.

Dennis S. Hudson III:

..Bank United, I'm sorry…  Excuse me…. Bank United in Miami has been put on a short leash.  That's obviously, by a factor of ten, too big for us to look at, and so I won't comment on that.  But there could be…we have got several good sized community banks—in markets that make sense for us—that over the next, let's say 12 months from now, could start to head dramatically south; and we'll continue to focus on those.  We think there are some opportunities, but they're very select.  There are very few in terms of acquiring any real franchise, and that's what we'd be focused on.  As crazy it sounds, by the time we get there, there are not going to be a lot buyers; and the buyers that are significantly larger than us, the PNCs of the world and the like, have big issues that they are dealing with.   You might be surprised at what happens.

Michael Rose:

Great. Thanks for your insights.

Dennis S. Hudson III:

Yep.

Operator:

Our next question comes from Valerie Taliaferro from FIG Partners.  Please go ahead.

Valerie Taliaferro:

Hi.  Good morning.  I just wanted to ask what the balance of your loans past due 30 to 89 days looked like at quarter-end, and any trends you are seeing in migration into or out of that past due bucket?

Dennis S. Hudson III:

Bill, I believe the numbers are virtually unchanged from last quarter, is that right?

William R. Hahl:

No, I think the 30 to 89...  I'm not…

Dennis S. Hudson III:

It's basically unchanged.  Yeah, very little change in the 30-day category.  What was the second part, migration into that bucket?

Valerie Taliaferro:

Yes, if there have been changes, if you were seeing any movement in specific loan types into or out of the bucket.

Dennis S. Hudson III:

We saw over this past quarter—I think we talked a little bit about this in the press release—some deterioration in the prime residential portfolio that is concerning, although the trends are not at all different than you are seeing nationally and elsewhere; so that's a bit of a change in trend.  Then, of course, we saw continued growth in nonaccruals driven in part by the TDR discussion that we just had.

Valerie Taliaferro:

All right.  Thank you so much.

Dennis S. Hudson III:

Uh-huh.

Operator:

Once again, if there are any questions, please press star then one.  I'm showing we have no further questions.

Dennis S. Hudson III:

Well thank you very much for your attendance today.  We look forward to talking with you again next quarter.

Operator:

Thank you, ladies and gentlemen. This concludes the Seacoast First Quarter Earnings Conference.  Thank you for participating. You may all disconnect.

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